Exhibit 1.1

                          NOTE PURCHASE AGREEMENT

         This NOTE PURCHASE AGREEMENT (the "Agreement") is made as of August 10, 2001, by and among Cascade Investment LLC, a Washington limited liability company ("Buyer"), Gabelli Asset Management Inc., a New York corporation ("Seller"), Mario J. Gabelli ("Gabelli"), Gabelli Group Capital Partners, Inc., a New York corporation ("Gabelli Group"), Rye Holdings, Inc., a New York corporation ("Rye Holdings"), and Rye Capital Partners, Inc., a Delaware corporation (collectively with Gabelli, the Gabelli Group and Rye Holdings, the "Gabelli Stockholders").

                                INTRODUCTION

         1. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the convertible promissory note (the "Note") in the form attached as Exhibit A;

         2. The Note is convertible into shares of Class A Common Stock, par value $0.001 per share (such shares and any other securities issued or distributed with respect to, or in exchange for, such shares pursuant to any reclassification, merger or other transaction, the "Class A Common Stock"), of the Seller on the terms and conditions set forth in the Note;

         3. The Gabelli Stockholders beneficially own, directly or indirectly, 24,000,000 shares of Class B Common Stock, par value $0.001 per share ("Class B Common Stock"), of the Seller, representing approximately 98% of the combined voting power of the outstanding Capital Stock (as hereinafter defined) of the Seller; and

         4. As a condition to its agreement to purchase the Note, Buyer has required, and in consideration for the benefits to the Seller from such purchase the Gabelli Stockholders have agreed to grant to Buyer, certain rights with respect to Buyer's Class A Common Stock.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                 AGREEMENT

1.       Purchase and Sale.

         1.1 Purchase and Sale. At the Closing, as defined in Section 1.3 below, Buyer shall purchase from Seller, and Seller shall issue and sell to Buyer, the Note and Buyer and Seller shall enter into a Registration Rights Agreement in the form of Exhibit B (the "Registration Rights Agreement"). The Note is convertible into shares of Class A Common Stock of the Seller (the "Conversion Shares") on the terms provided therein.

         1.2 Purchase Price. In consideration for the Note, Buyer shall pay to Seller, by wire transfer in immediately available funds, One Hundred Million U.S. Dollars (U.S. $100,000,000) (the "Consideration").

         1.3 Closing. The closing of the purchase and sale of the Note hereunder (the "Closing") shall be held at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at 10:00 A.M. on August 13, 2001, or at such other time and place upon which the parties shall agree (the "Closing Date"). The Closing shall be effective upon the receipt by the parties of the agreements, documents, instruments and consideration described in Section 3.

2.       Representations and Warranties.

         2.1 Seller's Representations and Warranties. Except as disclosed in Exhibit C, Seller represents and warrants to Buyer as follows:

                  2.1.1 Organization; Standing and Power. The Seller is a corporation duly organized and validly existing under the laws of the State of New York, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which it is required to be so qualified by applicable laws. Each of the Seller's Subsidiaries is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is duly qualified and in good standing in each jurisdiction in which it is required to be so qualified by applicable laws.

         "Subsidiary" means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Seller or one or more of the other Subsidiaries (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is the Seller or a Subsidiary or (B) the only general partners of which are the Seller or one or more Subsidiaries (or any combination thereof).

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

                  2.1.2 Capital Structure; Ownership of Shares. The authorized Capital Stock of the Seller consists of one hundred million (100,000,000) shares of Class A Common Stock, of which 5,762,100 shares are issued and outstanding (the "Class A Shares"), one hundred million (100,000,000) shares of Class B Common Stock, of which 24,000,000 shares are issued and outstanding (together with the Class A Shares, the "Shares"), and ten million (10,000,000) shares of Preferred Stock, par value $.0001 per share, none of which are issued and outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state securities laws. The Conversion Shares have been duly authorized and reserved for issuance out of the Seller's authorized and unissued shares of Class A Common Stock and, when issued upon conversion of the Note, will be validly issued, fully paid and nonassessable. Other than as disclosed in Seller's SEC Reports (as defined below), there are not any options, warrants, calls, convertible or exchangeable securities or rights, commitments, agreements, contracts, understandings, restrictions, arrangements, or rights of any character to which the Seller or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of the Capital Stock of the Seller or any of its Subsidiaries, or obligating the Seller or any of its Subsidiaries to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, restriction, or right. There are no outstanding obligations of the Seller or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Seller or any of its Subsidiaries. Other than as disclosed in the Seller's SEC Reports (as defined below), there are no voting trusts or other agreements or understandings to which the Seller, any of its Subsidiaries or any of the Gabelli Stockholders is a party with respect to the holding, voting or disposing of Capital Stock of the Seller or any of its Subsidiaries. Except as described in Seller's SEC Reports or in a schedule hereto delivered to Buyer on or prior to the date hereof, neither the Seller nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Shares) that entitle the holders thereof to vote with the stockholders of the Seller or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote that are not owned by the Seller or another Subsidiary. Delivery of the Conversion Shares to Buyer upon conversion of the Note will vest valid title thereto in Buyer, free and clear of all liens, encumbrances, claims, and limitations of every kind (collectively, "Liens") other than any attributable to actions or omissions by Buyer or any of its Affiliates.

                  2.1.3 Subsidiaries. Seller's SEC Reports disclose each of its Subsidiaries required to be described in such SEC Reports. Except as otherwise disclosed in the SEC Reports, all of the issued and outstanding shares of Capital Stock of each Subsidiary of the Seller have been duly authorized, are validly issued, fully paid and (except for general partner interests) nonassessable and are owned by the Seller, directly or through Subsidiaries, free and clear of all Liens.

                  2.1.4 Authority. Seller has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement and the Note and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement, the Registration Rights Agreement and the Note and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Seller. Each of this Agreement, the Registration Rights Agreement and the Note has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) to the extent that indemnification provisions of the Registration Rights Agreement may be limited by applicable federal or state securities law.

                  2.1.5 No Conflict. The execution and delivery of this Agreement, the Registration Rights Agreement and the Note and the consummation of the transactions contemplated hereunder and thereunder will not violate, conflict with, constitute a default or breach under, (i) any laws, rules or regulations of any governmental, administrative or regulatory authority (including without limitation stock or commodity exchanges, securities associations and other self-regulatory bodies (collectively, "Self-Regulatory Organizations")) (collectively, "Governmental Authorities") that are applicable to the Seller or any of its Subsidiaries (collectively, "Applicable Laws"), (ii) any provisions of the certificate of incorporation or bylaws (or comparable constituent or governing documents) of the Seller or any of its Subsidiaries, or (iii) any material agreement, contract, or instrument to which Seller or any of its Subsidiaries or any of their assets may be bound or of any judgment, order or decree of any Governmental Authority to which Seller may be bound, nor will the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Note by the Seller result in the creation of any Lien upon the Shares or any material asset or right of the Seller or any of its Subsidiaries, except, in the case of clause (iii), for such violations, conflicts, defaults or breaches that would not, individually or in the aggregate, have a material adverse effect on (i) the business, operations, affairs, financial condition, assets, property, results of operations or prospects of the Seller and its Subsidiaries, taken as a whole, (ii) the ability of the Seller to perform any of its material obligations under this Agreement, the Registration Rights Agreement or the Note or (iii) the validity or enforceability of this Agreement, the Registration Rights Agreement or the Note (each, a "Material Adverse Effect"). No consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required for the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Note by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby.

                  2.1.6 Litigation. Except as disclosed in the Seller's SEC Reports (as defined below), there is no pending or, to the best of Seller's knowledge, threatened legal or governmental actions, proceedings, suits or investigations or any arbitrations or labor disputes (collectively, "Litigation") to which the Seller or any of its Subsidiaries is a party or by which any material portion of any of their assets, taken as a whole, may be bound, which Litigation, if adversely determined, would have a Material Adverse Effect.

                  2.1.7 Accuracy of Reports; Financial Statements. All registration statements, reports or other documents required to be filed with the Securities and Exchange Commission (the "SEC") by the Seller during the twelve month period preceding the date of this Agreement under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "SEC Reports"), have been duly and timely filed, were in substantial compliance with the requirements of their respective forms when filed, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state material fact necessary in order to make the statements made therein in light of the circumstances in which made not misleading. True and complete copies of the SEC Reports have been delivered to Buyer by the Seller. The financial statements of the Seller included in the SEC Reports (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the consolidated financial position of the Seller and any its Subsidiaries at the dates thereof and the consolidated results of operations and consolidated cash flows of the Seller and its Subsidiaries for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material in amount or effect). Except as set forth in the SEC Reports, neither the Seller nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of the Seller or in the notes thereto, other than (i) liabilities and obligations in the respective amounts reflected or reserved against in the most recent consolidated balance sheet included in the Financial Statements or (ii) other liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Financial Statements (the "Balance Sheet Date") which, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date there have been no changes in the financial condition, results of operations, business, properties or prospects of the Seller or its Subsidiaries that, individually or in the aggregate, have had, or could be reasonably expected to have, a Material Adverse Effect.

                  2.1.8 Solvency; No Default. The Seller has sufficient funds, assets and cash flow to pay its debts and other liabilities as they become due, and does not have unreasonably small capital for the conduct of its business as currently conducted and proposed to be conducted in the future. Neither the Seller nor any of its Subsidiaries is in violation of its certificate of incorporation or bylaws (or comparable constituent or governing documents) or is in default (or, with the giving of notice, lapse of time or both, would be in default) under any material loan, agreement or other obligation, except in the case of any material loan agreement or other obligation, for such defaults which, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Seller and each of its Subsidiaries has complied, and is in compliance, in all material respects with all Applicable Laws and has all material licenses, permits and other authorizations required to conduct its business as currently conducted ("Permits"), except where the failure to have any such Permits would not, individually or in the aggregate, have a Material Adverse Effect. All such Permits are in full force and effect and no proceeding is pending or, to the knowledge of the Seller and its Subsidiaries, threatened to revoke, modify or rescind any such Permit.

                  2.1.9 Disclosure. No representation or warranty of the Seller contained in this Agreement, the Registration Rights Agreement and the Note or the exhibits attached hereto (when read together and taken as a whole), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in light of the circumstances under which they were made not misleading.

                  2.1.10 Accounting Controls. Each Subsidiary of the Seller that is registered as a broker-dealer has adopted recordkeeping systems that comply with the requirements of Section 17 of the Exchange Act, and the rules thereunder and the rules of all Self-Regulatory Organizations having jurisdiction over such Subsidiary, and maintains its records in accordance therewith. Each of the Seller and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management's general or specific authorization, (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers, if applicable, or any other criteria applicable to such statements, (3) access to the property and assets of the Seller and its Subsidiaries is permitted only in accordance with management's general or specific authorization and
(4) the recorded amounts for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                  2.1.11 Brokerage Fees. Neither the Seller nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder's fees in connection with the transactions contemplated by this Agreement.

         2.2 Gabelli Stockholders' Representations and Warranties. Each Gabelli Stockholder, solely with respect to itself, represents and warrants to the Buyer as follows:

                  2.2.1 Authority. Each Gabelli Stockholder (other than Gabelli) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each Gabelli Stockholder (other than Gabelli) of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of such Gabelli Stockholder. This Agreement has been duly executed and delivered by each Gabelli Stockholder and constitutes a valid and binding obligation of such Gabelli Stockholder enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

                  2.2.2 No Conflict. The execution and delivery of this Agreement by each Gabelli Stockholder, and the consummation of the transactions contemplated hereunder will not violate, conflict with, constitute a default or breach under, (i) any laws, rules or regulations of any Governmental Authority that are applicable to such Gabelli Stockholder,
(ii) except in the case of Gabelli, any provisions of the certificate of incorporation or bylaws of such Gabelli Stockholder, or (iii) any material agreement, contract, or instrument to which such Gabelli Stockholder may be bound or of any judgment, order or decree of any Governmental Authority to which such Gabelli Stockholder may be bound, nor will the execution, delivery and performance of this Agreement result in the creation of any Lien upon any of the Shares or Conversion Shares, except, in the case of clause (iii), for such violations, conflicts, defaults or breaches that would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, authorization or order of, or filing or registration with, any Governmental Authority is required for the execution, delivery and performance of this Agreement by any Gabelli Stockholder and the consummation of the transactions contemplated hereby.

                  2.2.3 Ownership of Securities. Each Gabelli Stockholder is the record and/or beneficial owner, directly or indirectly, of the number of shares of Class B Common Stock and the number of shares of Class A Common Stock set forth on the signature page to this Agreement. No Gabelli Stockholder is the record or beneficial owner of any other securities of the Seller.

                  "Beneficial Owner" and "beneficial ownership" shall have the meaning assigned to such terms in Rules 13d-3 and 13d-5 promulgated under the Exchange Act (or any successor rules).

         2.3 Buyer's Representations and Warranties. Buyer makes the following representations and warranties.

                  2.3.1 Investment Purpose. The Buyer is purchasing the Note as principal for its own account for investment only and not with a present view towards the public sale or distribution thereof, other than sales or distributions registered or exempt from registration under the Securities Act of 1933, as amended (the "1933 Act") .

                  2.3.2 Accredited Investor Status. The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D and has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Note.

                  2.3.3 Reliance on Exemptions. The Buyer understands that the Note is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Seller is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, covenants, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Note.

                  2.3.4 Information. The Buyer has been furnished with all materials relating to the business, finances and operations of the Seller and materials relating to the offer and sale of the Note which have been requested by the Buyer. Buyer has been afforded the opportunity to ask questions of the Seller and has received what the Buyer believes to be satisfactory answers to any such inquiries. None of the foregoing or any other due diligence investigation conducted by the Buyer or any of its advisors or representatives shall modify, amend or affect in any respect the Seller's representations and warranties contained in Section 2.1 above or the Buyer's right to rely on them. The Buyer understands that its investment in the Note involves a significant degree of risk.

                  2.3.5 Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Note.

                  2.3.6 Transfer or Resale. The Buyer understands that (i) no public market now exists for the Note and that the Seller has made no assurances that a public market will ever exist for the Note, (ii) the Note has not been and is not being registered under the 1933 Act or any applicable state securities laws, and may not be transferred unless (a) the transfer is registered pursuant to an effective registration statement under the 1933 Act, (b) the transfer qualifies for the exemption afforded by Rule 144A or Rule 144 under the 1933 Act (or a successor rule), (c) the Buyer shall have delivered to the Seller an opinion of counsel (which opinion shall be reasonably satisfactory to the Seller) to the effect that the Note to be sold or transferred may be sold or transferred pursuant to another exemption from such registration or (d) the transfer is pursuant to the Put Option or Change of Control Put Option (as such terms are defined in the Note), and (iii) neither the Seller nor any other person is under any obligation to register such Note under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).

                  2.3.7 Legends. The Buyer understands that the Note and, until such time as the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the Conversion Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Note) and any other legends required by the laws of any State in which such securities will be issued:

                  (i)      Legend for the Note:

NEITHER THIS NOTE NOR THE SHARES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND EXCEPT FOR ANY TRANSFERS SPECIFICALLY AUTHORIZED UNER THE TERMS OF THIS NOTE, NEITHER THIS NOTE NOR SUCH SHARES MAY BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT REGISTRATION THEREOF UNDER THE 1933 ACT OR COMPLIANCE WITH RULE 144 OR RULE 144A PROMULGATED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED. TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN IS ALSO SUBJECT TO RESTRICTIONS UNDER THE TERMS HEREOF.

                  (ii)     Legend for the Conversion Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT REGISTRATION THEREOF UNDER THE 1933 ACT OR COMPLIANCE WITH RULE 144 OR RULE 144A PROMULGATED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

The legends set forth above (other than the last sentence of the legend in clause (i)) shall be removed and the Seller shall issue a certificate without such legend to the holder of any certificate upon which it is stamped if, unless otherwise required by applicable state securities laws,
(a) such security is sold pursuant to an effective registration statement filed under the 1933 Act, (b) such holder provides the Seller with an opinion of counsel, satisfactory to the Seller, to the effect that a public sale or transfer of such security may be made without registration under the 1933 Act and such sale or transfer is effected or (c) such holder provides the Seller with reasonable assurances that all of the securities represented by such certificate can then be sold pursuant to Rule 144 under the 1933 Act (or successor rule thereto). The Buyer agrees to sell all Conversion Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

                  2.3.8 Authorization; Enforcement. The Buyer represents and warrants to the Seller that (i) the Buyer has all requisite limited liability company power and authority and has taken all requisite limited liability company action to execute and deliver this Agreement and the Registration Rights Agreement, to purchase the Note to be purchased by it and to carry out and perform all of its obligations under this Agreement, and (ii) each of this Agreement and the Registration Rights Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights generally and by equitable principles generally and (2) to the extent that indemnification provisions in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

                  2.3.9 Brokerage Fees. The Buyer has not paid, nor is obligated to pay, to any Person any brokerage or finder's fees in connection with the transactions contemplated by this Agreement.

3.       Deliveries at Closing.

         3.1 Deliveries by Buyer at the Closing. At the Closing, Buyer shall deliver the following items to Seller (and in the case of Section 3.1.2, to the Gabelli Stockholders):

                  3.1.1 The Consideration, by wire transfer in immediately available funds;

                  3.1.2    An executed copy of this Agreement; and

                  3.1.3    An executed copy of the Registration Rights
Agreement.

         3.2 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver the following items to Buyer (and in the case of Section 3.2.2, to the Gabelli Stockholders):

                  3.2.1    The executed Note;

                  3.2.2    An executed copy of this Agreement;

                  3.2.3    An executed copy of the Registration Rights
Agreement;

                  3.2.4 An opinion of Seller's legal counsel, dated as of the Closing Date, in substantially the form of Exhibit D attached hereto; and

                  3.2.5 An executed copy of the Letter of Credit (as defined below).

         3.3 Deliveries by the Gabelli Stockholders at the Closing. At the Closing, the Gabelli Stockholders shall deliver the following items to Buyer (and, in the case of Section 3.3.1, to the Seller):

                  3.3.1    An executed copy of the Agreement; and

                  3.3.2 An opinion of counsel to the Gabelli Stockholders, dated as of the Closing Date, in substantially the form of Exhibit E attached hereto.

4.       Covenants.

         4.1 Reservation of Shares. Seller shall at all times have authorized and reserved for the purpose of issuance pursuant to the conversion of the Note the total number of shares of Class A Common Stock into which the Note may be converted (as such number may be adjusted from time to time pursuant to the terms of the Note) (the "Maximum Number"). If at any time the number of shares of Class A Common Stock authorized and reserved for issuance pursuant to the conversion of the Note is for any reason below the Maximum Number, the Seller and the Gabelli Stockholders will promptly take or cause to be taken all corporate action necessary to authorize and so reserve a number of such shares equal to the Maximum Number, including without limitation calling a special meeting of shareholders to authorize additional shares to meet the Seller's and the Gabelli Stockholders' obligations hereunder, and using their reasonable best efforts to obtain shareholder approval of such an increase in the authorized number of shares.

         4.2 NYSE Listing. Seller shall promptly secure the listing of all the Conversion Shares issued upon conversion of the Note upon the New York Stock Exchange, Inc. or such other national securities exchange, automated inter-dealer quotation system or over-the-counter market upon which shares of Class A Common Stock are then listed, and shall maintain, so long as any other shares of Class A Common Stock shall be so listed, such listing of such shares of Class A Common Stock.

         4.3 Security. At Closing, the Seller shall deliver to the Buyer an irrevocable letter of credit (the "Letter of Credit") in the form of Exhibit F hereto. The Letter of Credit shall be issued by The Chase Manhattan Bank (the "Letter of Credit Issuer"). If at any time prior to the exercise of the Put Option on the Exercise Date and the payment of the Put Consideration payable on the Exercise Date by the Seller or pursuant to the Letter of Credit the long-term rating of the senior unsecured debt of the Letter of Credit Issuer falls below AA-by Standard & Poor's Ratings Group or Aa3 by Moody's Investor Service, Inc., the Seller shall promptly, but in no event later than thirty (30) days after such event, deliver to the Buyer in exchange for the Letter of Credit a substitute letter of credit of the same tenor as the Letter of Credit issued by a financial institution reasonably satisfactory to the Buyer and whose senior unsecured debt has a long-term rating of at least AA-by Standard & Poor's Ratings Group and Aa3 by Moody's Investor Service, Inc., and after such delivery such substitute letter of credit and such financial institution shall be deemed to be the Letter of Credit and Letter of Credit Issuer, respectively, for all purposes of this Section 4.3. The Letter of Credit shall serve as security for the full and faithful performance by the Seller of its obligations under the Put Option and the repayment of the Note and accrued and unpaid interest thereon as a result of an Event of Default on or prior to the Exercise Date. If the Buyer elects to exercise the Put Option with respect to any Exercise Date and the Seller fails to deliver all or any portion of the Put Consideration on such Exercise Date, Buyer, in its sole discretion, may draw upon the Letter of Credit the portion (which may be all) of the Put Consideration not paid by the Seller on such Exercise Date (the "Unpaid Portion") and upon receipt of the Unpaid Portion by the Buyer under the Letter of Credit, the Put Consideration shall be deemed to have been paid in full by the Seller. If the Buyer does not exercise the Put Option on or prior to the Exercise Date or if it converts the Note in full into the Conversion Shares, it will return the Letter of Credit to the Seller within five days after the Exercise Date or the date of such conversion. Capitalized terms used but not defined in this Section that are defined in the Note shall have the meanings assigned to such terms in the Note and, without limitation, if the Exercise Date is extended as provided in the Note all references herein to the Exercise Date shall be to the Exercise Date as so extended.

         4.4 Tag-Along Right. If any Gabelli Entity (as defined below), acting individually or together in any combination with any other Gabelli Entity (collectively, the "Transferor"), proposes to sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, in one transaction or a series of related transactions, (each, a "Transfer") Voting Stock (as defined below) of the Seller, which represents 20% or more of the total voting power of all the then outstanding shares of Voting Stock of Seller to a Person other than a Gabelli Entity (the "Purchaser"), the Transferor shall provide written notice (a "Transfer Notice") to the Buyer no later than 30 days prior to the consummation of the Transfer specifying all the material terms and conditions of the Transfer, including but not limited to the type and number of shares of Voting Stock to be transferred, the nature and amount of the consideration to be paid by the Purchaser, the identity of the Purchaser and any conditions to the Transfer. If a change occurs in the nature or amount of consideration to be paid by the Purchaser or in any other material terms or conditions of the Transfer, the Transferor shall immediately deliver to the Buyer a new Transfer Notice. If the Buyer elects to sell Conversion Shares in connection with the Transfer by delivering written notice to the Transferor in writing within 10 days after the date on which the Buyer received the Transfer Notice, then the Transferor will not consummate the Transfer unless (i) it does so at a price at least as high and on other terms and conditions at least as favorable as those specified in the Transfer Notice and (ii) simultaneously with the consummation of the Transfer the Purchaser also purchases from the Buyer, at the same price and on the other terms and conditions specified in the Transfer Notice, a percentage of the number of Conversion Shares then beneficially owned by it equal to the percentage obtained by dividing (i) the number of shares of Voting Stock being sold by the Transferor in the Transfer by (ii) the total number of shares of Voting Stock then beneficially owned by all of the Gabelli Entities and multiplying that quotient by 100. Gabelli shall cause any Gabelli Entity that is not a party to this Agreement who becomes the record or beneficial owner of any Voting Stock of the Seller after the date of this Agreement (a "New Gabelli Stockholder") to comply with the requirements of this Section and to execute and delivery, on or prior to the date on which it acquires such record or beneficial ownership, a written undertaking to Buyer, in form and substance reasonably satisfactory to the Buyer, that such New Gabelli Stockholder will comply with the requirements of this Section 4.4 as if it was a Gabelli Stockholder, and thereafter such New Gabelli Stockholder shall be deemed to be a Gabelli Stockholder for all purposes of this Section.

         A "Gabelli Entity" shall mean Gabelli, the spouse or any child or grandchild of Gabelli, or any Person in which Gabelli and/or one or more of such other individuals has a controlling interest or beneficially owns, directly or indirectly, (i) a majority of the number of outstanding shares of Capital Stock of such Person and/or (ii) Voting Stock of such Person which represents 50% or more of the total voting power of all the then outstanding shares of Voting Stock of such Person, and shall also mean any testamentary, charitable or similar trust or foundation of which Gabelli and/or one or more of such other individuals is a grantor, beneficiary, trustee or person having similar management authority.

         "Voting Stock" means, with respect to any Person, Capital Stock of such Person that is entitled to vote generally in the election of directors (or, in the case of Persons that are not corporations, persons performing similar functions) of such Person.

5. Survival of Representations and Warranties. All representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing; provided, however, that a claim for a breach of a representation or warranty (but not for a breach of a covenant or agreement) must be brought within one (1) year of the execution of this Agreement. In the event Buyer brings a claim within such one (1) year period, such representations and warranties shall continue to survive solely with regard to such claim until such claim has been finally resolved and satisfied. Buyer's rights under this Agreement shall not be affected by any knowledge it may have with respect to the Seller, its Subsidiaries or their businesses.

6.       Miscellaneous.

         6.1 Entire Agreement. This Agreement and the documents listed in
Section 3.2 (other than the opinion of Seller's legal counsel) represents the entire agreement among the parties with respect to the transactions contemplated herein and supersede all prior agreements, written or oral, with respect thereto. This Agreement may be amended only by an instrument that is executed and authorized by all parties hereto.

         6.2 Expenses. Without limiting Section 6.6, Buyer and Seller will pay their own respective expenses, including attorneys' fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.

         6.3 Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party.

         6.4 Governing Law; Consent to Jurisdiction. Except as stated below, this Agreement shall be governed by the laws of the State of Washington. The parties hereby irrevocably and unconditionally submit in any legal action or proceeding relating to this Agreement to the non-exclusive general jurisdiction of the courts of the United States located in the Western District of Washington and, in any such action or proceeding, consent to jurisdiction in such courts and waive any objection to the venue in any such court. In the event that the federal court selected by Buyer shall not have jurisdiction, Seller agrees to submit to the jurisdiction of the courts of the State of Washington located in King County. In the event Buyer transfers or assigns the Note to a person not an affiliate (as defined in Rule 405 under the 1933 Act), then this Agreement shall be governed by and construed in accordance with the laws of the State of New York and the consent to jurisdiction in the State of Washington stated above is hereby revoked.

         6.5 Nonwaiver. The failure of either party to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasion, shall not be construed as a waiver, nor deprive either party of the right to require strict compliance thereafter with the same. All waivers must be in writing and signed by the waiving party.

         6.6 Attorneys' Fees and Expenses. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing party shall pay to the prevailing party reasonable attorneys' fees and all other costs and expenses that may be incurred by the prevailing party in such action. The foregoing shall be in addition to, and shall not limit, any other rights that the non-breaching party may have against the breaching party at law or in equity.

         6.7 Publicity. Seller shall not issue any public statement (such as press releases, letters to shareholders, speeches and similar statements) concerning the beneficial owner of Buyer without the prior written consent of the Buyer; provided, however, that such disclosure may be made if such approval has been requested and not received and the Seller concludes (after consulting with counsel) that it is required by law or stock exchange regulation to make such disclosure in a press release or other public statement. With respect to any press release issued by Seller, Seller shall use reasonable efforts to provide copies to Buyer prior to public dissemination thereof and shall incorporate Buyer's comments to such press release, if any, in good faith.

         6.8 Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective for five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

                  If to the Seller or any Gabelli Stockholder:

                  Gabelli Asset Management Inc.
                  One Corporate Center
                  Rye, New York 10580
                  Attn: James E. McKee, Esq.
                  Facsimile: (914) 921-3700

                  With copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attn: Richard Prins, Esq.
                  Facsimile: (212) 735-3000

                  If to Buyer:

                  Cascade Investment LLC
                  2365 Carillon Point
                  Kirkland, WA  98033
                  Attn: Michael Larson
                  Facsimile: (425) 893-8758

                  With copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attn: Duncan C. McCurrach, Esq.
                  Facsimile: (212) 558-3588

         Each party shall provide notice to the other of any changes in address.

         6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

         6.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         6.11 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision. The construction of this Agreement shall not be affected by which party drafted this Agreement.

         6.12 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

       (the remainder of this page has been intentionally left blank)



                  SIGNATURE PAGE - NOTE PURCHASE AGREEMENT

NOTICE: ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

SELLER                                           BUYER

GABELLI ASSET MANAGEMENT INC.                    CASCADE INVESTMENT LLC

By: /s/ Robert S. Zuccaro
   ----------------------------------            By: /s/ Michael Larson
        Robert S. Zuccaro                           ------------------------
        Vice President and CFO                           Michael Larson


GABELLI STOCKHOLDERS

   /s/  Mario J. Gabelli
   --------------------------------
        MARIO J. GABELLI
(113,265 Shares of Class A Common Stock)
(24,000,000 Shares of Class B Common Stock)


GABELLI GROUP CAPITAL PARTNERS, INC.
(0 Shares of Class A Common Stock)
(24,00,000 Shares of Class B Common Stock)

By:  /s/ James E. McKee
   ------------------------------
         James E. McKee
           Secretary

RYE HOLDINGS, INC.
(0 Shares of Class A Common Stock)
(8,400,000 Shares of Class B Common Stock)
James E. McKee
Secretary
By: /s/  James E. McKee
    ---------------------
         James E. McKee
          Secretary By:

RYE CAPITAL PARTNERS, INC.
(0 Shares of Class A Common Stock)
(240,000 Shares of Class B Common Stock)

By: /s/ James E. McKee
   ----------------------
        James E. McKee
            Secretary




                                                               EXHIBIT A

                    FORM OF CONVERTIBLE PROMISSORY NOTE






                                                               EXHIBIT B

                   FORM OF REGISTRATION RIGHTS AGREEMENT





                                                               EXHIBIT C

                        SELLER'S DISCLOSURE SCHEDULE




Schedule 2.1.2

         Gabelli Asset Management Inc. ("Gabelli") has an outstanding exchange offer to the shareholders of Gabelli Securities, Inc. ("GSI"), a majority-owned subsidiary of Gabelli, pursuant to which the shareholders of GSI may exchange each of their shares of Common Stock of GSI for four shares of Class A Common Stock of Gabelli.




                                                               EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO SELLER



                                                               EXHIBIT E

             FORM OF OPINION OF COUNSEL TO GABELLI STOCKHOLDERS




                                                               EXHIBIT F

                          FORM OF LETTER OF CREDIT